Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Slack Technologies, Inc.:
We consent to the use of our report incorporated by reference herein.
Our report on the consolidated financial statements refers to Slack Technologies, Inc.’s adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of November 1, 2019.

/s/ KPMG LLP
San Francisco, California
March 12, 2020